AMENDED AND RESTATED
                   MANAGEMENT AND CONSULTING AGREEMENT

This Amended and Restated Management and Consulting Agreement is entered into
By and among: (1) COLONIAL DOWNS, L.P., a Virginia limited partnership ("Owner") STANSLEY RACING CORP., a Virginia corporation that is the sole general partner of Owner ("Operator"), and COLONIAL DOWNS HOLDINGS, INC., a Virginia corporation ("Holdings") that is the limited partner of Owner and the successor in interest to STANSLEY MANAGEMENT CORP., a Virginia corporation that was the former sole general partner of Owner (collectively "Colonial Downs" unless the context indicates otherwise); and (2) MARYLAND-VIRGINIA RACING CIRCUIT, INC. (formerly known as the OLD DOMINION JOCKEY CLUB, INC.), a Virginia corporation ("Manager").

                            R E C I T A L S:

     1. Owner applied to the Virginia Racing Commission ("Commission") for a license to own a horse racing facility with pari-mutuel wagering at a 345-acre site in New Kent County, Virginia (the "Racetrack").
Operator also applied to the Commission for a license to operate the Racetrack.

     2. The parents of Manager are Pimlico Racing Association, Inc. and Laurel Racing Association Limited Partnership (collectively, the "Maryland Jockey Club").

     3. Colonial Downs and the Maryland Jockey Club entered into a letter agreement dated January 1, 1994, as amended September 12, 1994 (the "Letter Agreement"), which was filed with the Commission as part of Colonial Downs' application for the licenses.

     4. The Commission, by Decision and Order dated October 12, 1994, awarded the licenses (the "Licenses") to own and operate a horse racing facility in New Kent County to Owner and Operator, respectively.

     5. The Commission in the Decision and Order made findings that the Maryland Jockey Club had agreed to manage Colonial Downs' thoroughbred meet; that Colonial Downs and the Maryland Jockey Club had agreed to coordinate racing schedules to create a Virginia-Maryland thoroughbred circuit; and that the Maryland Jockey Club and Colonial Downs had agreed to share the broadcast signals from their respective thoroughbred meets.

     6. Colonial Downs holds four licenses from the Commission to own and operate four off-track betting facilities ("OTB Facilities") and intends to apply to the Commission for additional licenses (collectively, the "OTB Licenses," to include all such current and future licenses unless the context clearly indicates otherwise) to develop and operate the maximum number of OTB Facilities consistent with its business and financing.

     7. Manager holds an operator's license from the Commission to operate the thoroughbred meets at the Racetrack.

     8. Operator has become the sole general partner of Owner, and Holdings has become the successor in interest to Stansley Management Corp. and the owner of both Owner and Operator; and


     9. The parties (or successors to or affiliates thereof) hereto entered into a Management and Consulting Agreement, dated as of April 22, 1996 (the "1996 Agreement"). After conducting two thoroughbred race meets pursuant to the 1996 Agreement, the parties desire to amend the 1996 Agreement in certain respects and, accordingly, enter into this amended and restated agreement,which subject to Section 9.14 below, supersedes the 1996 Agreement in its entirety.

                            A G R E E M E N T S:

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                  SECTION 1
                      RESPONSIBILITIES OF COLONIAL DOWNS

     1.1   Financing and Development of the Racetrack and OTB Facilities.
Owner shall have the exclusive responsibility to obtain all of the funds needed to develop, build, equip and operate the Racetrack and all the OTB Facilities. In addition, Owner shall develop, build and equip the Racetrack and all OTB Facilities and in connection therewith shall acquire all movable and other equipment necessary or desirable for the successful operation of the Racetrack and OTB Facilities, including but not limited to all equipment reasonably necessary for Manager to perform properly its duties and responsibilities under this Agreement. The funds needed to develop additional OTB Facilities are unknown at this time. The terms of all equity and debt financing for the Racetrack and any or all of the OTB Facilities shall be determined solely by Owner, but shall not restrict, without Manager's consent, Owner's authority to pay the Management Fee and Performance Fee to Manager as required by this Agreement. Manager shall have no obligation to obtain or provide any such equity or debt financing.

     1.2 Working Capital. Owner shall provide all the funds necessary for working capital during the development and construction phase as well as during the operating phases of the Racetrack and the OTB Facilities. Owner shall use its reasonable best efforts to provide, timely and in adequate amounts, the funds necessary to pay all of the costs and expenses of the Racetrack and all OTB Facilities.

     1.3.   Licenses and Permits.

     1.3.1 Owner and Operator. Owner and Operator shall apply for and obtain and shall apply for and obtain renewal of, all licenses and permits necessary to develop and operate the Racetrack and all OTB Facilities. Such licenses include but are not limited to the Licenses and the OTB Licenses. If Owner or Operator fails to apply timely for the issuance or renewal of any such license or permit Manager shall have the right to do so, at the cost of Owner or Operator, as the case may be, and in the name of and as attorney-in-fact for Owner or Operator, upon at least thirty (30) days' advance notice to Colonial Downs.

     1.3.2 Manager. Manager may apply to the Commission for an operator's license to operate standardbred meets at the Racetrack and to operate the OTB Facilities, but other than these operator's licenses and its operator's license to operate the thoroughbred meets at the Racetrack, Manager agrees, subject to Sections 5.4.1 and 5.4.2 of this Agreement, not to apply for or otherwise obtain a license to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track betting facility in the Commonwealth of Virginia during the Term of this Agreement.

     1.4 Maintenance of Facilities and Capital Expenditures. Colonial Downs shall use its best efforts to assure that the Racetrack and OTB Facilities are maintained as first-class facilities with all repairs, maintenance and capital expenditures made to assure that they continue to be first-class facilities. For purposes of funding capital expenditures, the parties have agreed to the procedures set forth in Section 6.2.4 below.

     1.5 Responsibility and Authority of Colonial Downs. Except for the delegation to Manager in this Agreement, Colonial Downs reserves and retains management responsibility, control and authority over the operations of the Racetrack and OTB Facilities, including the following functions the positions for which shall be staffed with employees who shall be paid, managed and supervised by Holdings, Owner or Operator as provided in Sections 2.4.1, 2.4.2 and 2.4.3 below:

     (i) Controller, accounting, finance and treasury functions. The foregoing include but are not limited to all matters related to: pari-mutuel and simulcast accounting; auditing of tellers and money rooms; money room operations and management; purse receipts and disbursements; horsemen's bookkeeping; and selection and supervision of independent certified public accountants;

     (ii) Selection of and negotiations of all arrangements with food and beverage concessionaires consistent with the budget;

     (iii) For 1999, (1) negotiation of all agreements with horsemen representatives as to the number of race days and aggregate purse funds, and subject to agreement with Manager, in which months meets will be held, and (2) the conduct of racing for less than four days a week (with the possible exception of the first and last week of the meet) consistent with the budget. After 1999, Manager shall be responsible for the foregoing, subject to Owner's approval of any agreement providing for purses in excess of the 1999 budget for each breed. Additionally, Owner shall have the right to approve the purse for the Virginia Derby;

     (iv) All requests and reports to the Commission and to the Securities and Exchange Commission;

     (v)   All Virginia legislative matters;

     (vi) All press releases and other communications with the media relating to Colonial Downs other than matters relating exclusively to racing at the Racetrack and events at the OTB Facilities;

     (vii) Retention of professional advisors (accountants, attorneys, engineers);

     (viii)   Development of additional OTB Facilities;

     (ix) All financial reporting to third parties, including the Securities and Exchange Commission, and all communications with stockholders and securities firms; and

     (x)   Maintenance and access to all bank and similar accounts.

     1.6 Execution of Contracts. In all instances under this Agreement in which Colonial Downs is required to approve and enter into a contract or other agreement at the request of Manager, Colonial Downs shall act reasonably and promptly unless otherwise specifically provided in this Agreement.

                                  SECTION 2
                           RESPONSIBILITIES OF MANAGER

     2.1 Management of Live Meets. Colonial Downs has retained and hereby retains Manager to manage the day-to-day operations of the Racetrack and all live thoroughbred and standardbred racing meets to be conducted at the Racetrack during the Term and on the terms and subject to the conditions of this Agreement, with such changes therein as the parties hereto may from time to time agree, and subject to the rules, regulations and orders of the Commission. Manager shall have the following specific responsibility and authority with respect to the live thoroughbred and standardbred meets conducted at the Racetrack:

     2.1.1 Racing. Manager shall be responsible for and have authority with respect to all functions generally performed by the Racing Department (i) of a major thoroughbred racetrack, including but not limited to the following with respect to thoroughbred meets, and (ii) of a standardbred racetrack at a similar level of quality to the Racetrack for the comparable activities that are applicable with respect to standardbred meets:

     a.   Receiving stall applications and making stall assignments;

     b.   Determining the qualifications and acceptability of all horses;

     c. Performing all race office and stable functions, including writing the condition and stakes books, writing the races and conducting the draws for the races;

     d. Developing and producing the daily racing program and past performance information, including, subject to the approval of Colonial Downs, which shall not be unreasonably withheld, delayed or conditioned, negotiating contracts or agreements with Equibase and/or the Daily Racing Form, and with printers or other such entities necessary to produce the daily racing program;

     e. In conjunction with the appropriate representative(s) of Colonial Downs, establishing and maintaining the liaison between management and the horsemen and jockeys and the organizations that represent them;

     f.   Charting and clerk of course functions;

     g.   Paddock and patrol judges;

     h.   Starter, assistant starters and gate crew; and

     i. Negotiating photo finish, teletimer and starting gate contracts, subject to the approval of Colonial Downs which shall not be unreasonably withheld, delayed or conditioned.

     2.1.2 Track Maintenance. Manager shall be responsible for and have authority with respect to all functions generally performed by the Track Maintenance Department of a major thoroughbred or standardbred racetrack, as the case may be, including but not limited to the following:

     a. All activities related to assuring that the dirt and turf courses and all inner and outer rails are well-maintained and safe for the horses and jockeys;

     b. Using tractors, water trucks, harrows, floats and other vehicles and other equipment provided by Owner to maintain the track surfaces at necessary and proper levels of condition;

     c. Supervising the watering systems for the turf courses and assuring that sufficient fertilizer, seed and sod are applied as necessary;

     d. Providing the moveable rail for the turf courses, provided that Colonial Downs shall be responsible for any damage to such rail other than normal wear and tear; and

     e. Taking such action as may be necessary to shut down the racing surfaces properly for periods of time when they are not utilized for thoroughbred training or racing.

Unless Owner otherwise agrees, all of the direct labor required for track maintenance, to the extent reasonably possible, shall be performed by employees paid by Owner and managed and supervised (including hiring and dismissing) by Manager as provided in Section 2.4.5 below. Manager's Track Superintendent shall coordinate with the Director of Maintenance in his performance of the foregoing.

     2.1.3 Promotion and Marketing. Subject to the funds made available by Owner for marketing in the Annual Operating Budget, Manager shall establish a plan for the promotion, marketing and advertising of the Racetrack and OTB Facilities. To the extent reasonably possible, all direct labor for the administration of such promotion, marketing and advertising shall be performed by employees paid by Owner and managed and supervised (including hiring and dismissing) by Manager as provided in Section 2.4.5 below, to the extent such services are not performed by third parties. Manager shall oversee, manage and supervise (including hiring and dismissing) the Director of Marketing for the Racetrack and OTB Facilities and any personnel deemed necessary to assist such Director as provided in Section 2.4.5 below.

     2.1.4 Virginia-Bred Races. In planning, scheduling, promoting and conducting the live meets at the Racetrack, Manager shall use its best efforts to schedule races that promote qualified Virginia-bred horses and otherwise to promote and encourage the horse breeding industry in the Commonwealth of Virginia.

     2.1.5 Establishment and Maintenance of Purse Accounts. Owner has established separate trust accounts, known as the purse accounts, to be used in connection with meets at the Racetrack (the "Purse Accounts"). Owner shall deposit into the Purse Accounts all amounts required by Virginia law, applicable rules and regulations of the Commission and agreements with the horsemen. Additional funds may be deposited in the Purse Accounts from time to time as Owner, in its sole discretion, may determine. Manager shall have the authority to determine the purses to be paid on races held during the meets at the Racetrack, consistent with agreements with the horsemen, and to cause Owner to pay such amounts from the Purse Accounts; provided, however, that the size of the purse for the Virginia Derby shall be subject to the approval of Owner. Not later than ninety (90) days prior to the commencement of each live race meet, Colonial Downs shall notify Manager in writing of the total amount of purse money to be distributed during the forthcoming race meet (exclusive of contributions from horse owners, sponsors and persons other than Colonial Downs for stakes races and similar events). Manager shall then establish the purse schedule and Colonial Downs shall pay purses during such race meet within the total amount established by Colonial Downs. By mutual written agreement of Manager and Colonial Downs, appropriate adjustments may be made during the meet to the purse schedule and total purses if warranted by factors such as the Handle, as defined in Section 4.1.1 below, during the meet.

     2.2 Management of OTB Facilities. Colonial Downs has retained and hereby retains Manager to manage the day-to-day operations of its OTB Facilities during the Term and on the terms and subject to the conditions of this Agreement, with such changes therein as the parties hereto may from time to time agree, and subject to the rules, regulations and orders of the Commission.

     2.3 Simulcasting and Audio-Visual. Manager shall be responsible for and, subject to the provisions of this Section 2.3, shall have authority with respect to the following functions generally performed by the Simulcast and/or Audio-Visual Departments of a major racetrack for the live meets at the
Racetrack:

     a. Negotiating contracts on behalf of Colonial Downs for the sale of simulcast signals of races run at the Racetrack, including both full cards and individual races, for wagering, both on a commingled and non-commingled basis, in any jurisdiction outside Virginia. Colonial Downs shall have the right to participate in, and Manager shall keep Colonial Downs fully informed of the status of, the negotiation of any such contract. Manager shall not have the authority to bind Colonial Downs to any such contract unless Colonial Downs, in its sole and absolute discretion, approves such contract.

     b.   Liaison with contractors for the above-mentioned services;

     c.   Developing and providing program information;

     d. Liaison with the pari-mutuel department of the Racetrack regarding post times and scheduling of races;

     e. Liaison with the Racing Department regarding program information and scheduling; and

     f. Coordinating with Colonial Downs the dissemination of information to the on- and off-track betting network in Virginia, Maryland and other jurisdictions.

     2.4 Personnel. In furtherance of the respective duties of Holdings, Owner Operator and Manager under this Agreement, the personnel at the Racetrack and OTB Facilities shall be employed, managed and supervised as follows:

     2.4.1. Personnel Employed, Managed and Supervised by Holdings. Holdings shall employ at its expense, shall pay directly the wages, salaries, benefits and other costs and expenses of employment of, and shall oversee, manage and supervise (including hiring and dismissing) at its expense, all staff necessary to perform all controller, accounting, finance and treasury functions set forth in Section 1.5(i) above.

     2.4.2. Personnel Employed, Managed and Supervised by Owner. Owner shall employ at its expense, shall pay directly the wages, salaries, benefits and other costs and expenses of employment of, and shall oversee, manage and supervise (including hiring and dismissing) at its expense, all persons associated with those functions set forth in Section 1.5(ii) through (x) above that it performs.

     2.4.3. Personnel Employed, Managed and Supervised by Operator. Operator shall employ at its expense, shall pay directly the wages, salaries, benefits and other costs and expenses of employment of, and shall oversee, manage and supervise (including hiring and dismissing) at its expense, all persons, if any, associated with those functions set forth in Section 1.5(ii) through (x) above that it performs.

     2.4.4. Personnel Employed, Managed and Supervised by Manager. Manager shall employ at its expense, shall pay directly the wages, salaries, benefits, and other costs and expenses of employment of, and shall oversee, manage and supervise (including hiring and dismissing) at its expense, (i) the Thoroughbred Racing Staff set forth on Schedule I to this Agreement, as the same may from time to time be amended by the mutual consent of Colonial Downs and Manager, and (ii) senior management personnel from the Maryland Jockey Club, including a primary management contact, as Manager deems necessary, in its sole discretion, to manage the personnel designated in Section 2.4.5.

     2.4.5. Personnel Employed by Owner and Managed and Supervised by Manager. Owner, at its expense and subject to the Annual Operating Budget agreed upon by Colonial Downs and Manager pursuant to Section 6.2.3 below, shall employ and pay directly the wages, salaries, benefits, and other costs and expenses of employment of, and Manager shall oversee, manage and supervise (including hiring and dismissing) at its expense, and shall fix the salaries, wages and benefits, subject to the Annual Operating Budget, of the following personnel:

     (i) A Regional Vice President, mutually agreeable to Owner and Manager, to oversee and supervise the general operations of the Racetrack and OTB Facilities on behalf of Manager. Such regional vice president shall be experienced in marketing and familiar with the operation of a racetrack and related facilities and shall be paid a salary of up to $150,000.00;

     (ii) Directors of Marketing, Human Resources, Maintenance, and Racing Centers Operations (the OTB Facilities), and managers of the OTB Facilities, and the individuals who presently fill these positions shall remain employed through December 31, 1999;

     (iii) Full-time and part-time personnel necessary to operate the OTB Facilities and the Racetrack, other than staff provided by Manager and described in Section 2.4.4 above. Such personnel shall include but not be limited to personnel employed to perform human resources, maintenance, parking, admissions, programs, group sales, administration of sky suites, guest services, press and public relations, and pari-mutuel operations functions, except those set forth in Section 1.5 above, and personnel necessary for the operations of
(1) all activities in the backstretch, racing surfaces, and paddock areas of the Racetrack during live meets, and (2) additional miscellaneous services to be performed in connection with live meets, including but not limited to, consistent with the Annual Operating Budget, a track photographer and medical support for the infirmary;

     (iv)   Security personnel set forth in Sections 2.4.6 and 2.4.7 below; and

     (v)   The Standardbred Racing Staff set forth on Schedule II.

     2.4.6. Racetrack Security . Manager shall oversee and supervise (including hiring and dismissing) the Director of Security for the Racetrack and OTB Facilities, who, if permitted by the Commission, may be, at the discretion of Manager, an employee of Manager but located in Maryland. During live meets, Manager shall employ at Owner's expense additional personnel to ensure the security of the Racetrack (including the backstretch) and the health, safety and welfare of patrons and participants in racing.

     2.4.7. OTB Facility Security. In cooperation with the Director of Security, Director of Racing Centers, and local law enforcement agencies whose employees provide security services while off duty, Manager shall oversee and supervise security (including hiring and dismissing personnel) at the OTB Facilities.

     2.4.8. Responsibility and Liability to Third Parties for Acts and Omissions of Employees. Subject to the provisions of Sections 7.2, 7.3 and 7.4 below, (i) Colonial Downs shall have the sole responsibility and liability to third parties for all acts and omissions of all persons employed pursuant to Sections 2.4.1, 2.4.2, 2.4.3 and 2.4.5 above and shall defend and hold harmless Manager as to any claim arising from such persons' acts or omissions, and (ii) Manager shall have the sole responsibility and liability to third parties for all acts and omissions of all persons employed pursuant to Section 2.4.4 above and shall defend and hold harmless the other parties to this Agreement as to any claim arising from such persons' acts or omissions. Nothing in this section is intended to change the substantive law of Virginia regarding an employer's respondeat superior liability by enlarging the scope of the circumstances under which a third party may hold an employee liable for the acts or omissions of its employees. The parties to this Agreement acknowledge that all employees described in Sections 2.4.1, 2.4.2, 2.4.3 and 2.4.5 are engaged in the trade, business, or occupation of Colonial Downs and are employees of Colonial Downs for purposes of the Virginia Workers' Compensation Act. Colonial Downs shall purchase and maintain, at its expense, workers' compensation insurance consistent with this acknowledgment, and the workers' compensation insurance policy shall name Manager as an additional insured. Colonial Downs shall defend and hold harmless Manager as to all claims encompassed by the Virginia Workers' Compensation Act brought against Manager or an employee of Manager by any employee described in Sections 2.4.1, 2.4.2,
2.4.3 and 2.4.5 above.

     2.4.9. Food and Beverage Service. Manager shall oversee and supervise the concessionaire selected by Owner to provide the food and beverage service at the Racetrack and OTB Facilities.

     2.5. Totalizator Contractor. Colonial Downs and Manager agree that it is desirable to use the same contractor for totalizator services in both Virginia and Maryland and to utilize one hub for all wagering in both jurisdictions if (i) it is in the respective economic interests of each party to do so, (ii) it is permissible under the laws of both Virginia and Maryland, and (iii) it is not prohibited by either the Virginia or Maryland Racing Commission. Provided, however, that Colonial Downs shall have the sole right and authority to select the totalizator contractor to be utilized by the Racetrack and the OTB Facilities, and to negotiate the contract to be entered into by Colonial Downs for totalizator equipment and services, including hubbing services, subject to Sections 3.5 and 3.6 below. The parties acknowledge that Owner has renewed its agreement with Autotote for 1999 through 2001. Any extension or material amendment to such Autotote agreement shall be subject to the terms and provisions of this Section 2.5.

     2.6. Virginia Horsemen's and Breeders' Associations. During calendar year 1999, Manager shall have the right and authority to participate in all discussions and negotiations with all organizations representing the Virginia thoroughbred and standardbred horsemen and breeders. Manager shall have the right to approve those organizations to be recognized by Colonial Downs as the representatives of those groups and to approve all contracts and understandings with such organizations, which approval shall not be unreasonably withheld, delayed or conditioned. After calendar year 1999, the negotiations and contracts with Virginia horsemen and breeders shall be governed by the second sentence of Section 1.5(iii) above.

     2.7   General Authority of Manager.

     2.7.1. Protection of Assets. In performing its duties under this Agreement, Manager shall supervise the management, operation and maintenance of the Racetrack and OTB Facilities in a reasonably satisfactory manner and to do all things reasonably necessary to protect the assets, goodwill and business of Owner at the Racetrack and OTB Facilities; provided however, that Manager shall have no responsibility to provide funds for any purpose other than payment of the personnel set forth in Section 2.4.4 above.

     2.7.2.   Compliance with Agreements and Laws.  Manager shall:

     a. Refrain from any actions or failures of action that would give rise to the suspension or cancellation of the Licenses, any alcoholic beverage control license, or other material permit for the Racetrack or OTB Facilities;

     b. Comply in material respects with federal, state and municipal laws, ordinances, rules, regulations and orders relative to the operation and use, and with respect to its obligations under Section 2.1.2 above, repair and maintenance, of the Racetrack and OTB Facilities;

     c. Notify Owner promptly in writing of any material violation of such laws, ordinances, rules, regulations or orders that comes to Manager's attention. Owner shall remedy such violation at its expense; provided, however, that if Manager's actions or omissions gave rise to such violation, Manager shall cure such violation at its expense; and

     d. Refrain from any actions or failures to act, other than those required by federal, state, or municipal laws, ordinance, rules, regulations, or orders, including orders of the Commission, which, based upon specific written instructions provided by Owner, would give rise to an event of default as defined in the lease between Owner and Holdings or any credit agreement to which Owner is a party. Such written instructions shall specify the actions that Manager is to take or to refrain from taking and the specific provision of the applicable lease or credit agreement.

Manager shall have no responsibility for a breach of the foregoing provisions unless such breach arises from an action, omission, or condition that is encompassed by the foregoing provisions and that first occurs or first exists on or after July 1, 1999 involving (i) Manager's gross negligence, willful misconduct, or bad faith with respect to the performance of its obligations under Section 2.1.1, 2.1.2 or 2.3, or (ii) Manager's negligence, willful misconduct or bad faith with respect to the performance of its other obligations under this Agreement; provided that Manager shall have no responsibility for a breach of the foregoing provisions arising from a condition existing prior to July 1, 1999. Except as specifically provided above, this Section 2.7.2 does not modify Section 7 of this Agreement.

Emergency Expenditures. In addition to implementing the capital expenditures approved by Owner, Manager shall arrange, at the sole expense of Owner and Holdings, for the maintenance, repair and minor alteration of theRacetrack and OTB Facilities in order to keep them in a safe, sound and attractive condition. Notwithstanding the foregoing, without the prior approval of Owner, Manager shall not make or incur expenditures for the operation, maintenance, repair or alteration of the Racetrack or OTB Facilities in excess of the then current budget limitation set forth in the then current budgets approved by Owner pursuant to Sections 6.2.3 and 6.2.4. below, except for unbudgeted expenditures not to exceed $25,000.00 for emergency repairs to the Racetrack or OTB Facilities that, in Manager's judgment reasonably exercised, are required to be made immediately for the preservation and safety of the Racetrack or OTB Facilities, or patrons thereof, or to avoid the suspension of any service to or of the Racetrack or OTB Facilities, or to avoid danger to life or property at the Racetrack or OTB Facilities. Manager shall immediately advise Owner in writing of the need for such emergency expenditures. Owner shall promptly reimburse Manager for such emergency expenditures upon presentation of receipts or invoices for such expenditures.

     2.7.4. Manager's Activities Under Agreement. In furtherance of its duties under this Section 2, Manager shall have the right to arrange, supervise, coordinate, develop and direct its activities under this Agreement.

     2.8. Obligations of Manager. Manager accepts the engagement under this Agreement and agrees to act with reasonable prudence and reasonable diligence in the performance of its duties and responsibilities. Notwithstanding any other provision of this Agreement, Manager shall be obligated to perform its duties, responsibilities and obligations only to the extent that current funds are made or caused to be made available by Colonial Downs to Manager. Subject to the terms of this Agreement, Manager shall have the right to enter into agreements with its affiliates or with unaffiliated third parties in performing its duties under this Agreement, provided that such agreements with affiliates are disclosed to Colonial Downs in advance, are not less favorable to Colonial Downs than would have been reasonably available from comparably experienced and competent independent third parties in arm's length transactions, and are consistent with the Annual Operating or Capital Budget approved by Owner.

                                  SECTION 3
                        COOPERATION BETWEEN COLONIAL DOWNS
                            AND THE MARYLAND JOCKEY CLUB

     3.1. Establishment and Maintenance of Maryland-Virginia Thoroughbred Circuit Manager shall cause the Maryland Jockey Club to take the following action in order to provide for the establishment and maintenance of a Maryland -Virginia circuit for thoroughbred horses:

     3.1.1. Thoroughbred Racing Dates. Each year, the Maryland Jockey Club shall advise the Maryland Racing Commission that it will cease live thoroughbred racing in Maryland for such period as the parties may agree, some time between mid-June to mid-October, in order to provide a supply of thoroughbred horses comparable in quality to those racing at the Maryland Jockey Club's Maryland thoroughbred racetracks, to maximize the likelihood of a successful thoroughbred meet at the Racetrack during such period, of up to a maximum of 102 thoroughbred racing days.

     3.1.2. Encouragement of Maryland Horsemen to Race in Virginia. The Maryland Jockey Club shall use its reasonable best efforts to encourage thoroughbred horsemen who normally race in Maryland during the aforesaid period to race in Virginia during Colonial Downs' thoroughbred meet. No comparable requirement shall be applicable with respect to standardbred racing, but Manager shall use its reasonable best efforts to supervise solicitation of horsemen to race their standardbred horses at the Racetrack. The Maryland Jockey Club may, but shall not be required to, expend any of its own funds in this regard.

     3.1.3. Vanning Service. For the purpose of maintaining a Maryland -Virginia thoroughbred racing circuit, Colonial Downs and Manager shall share equally the expense of a vanning service to transport thoroughbred horses from Maryland to the Racetrack to participate in thoroughbred race meets at the Racetrack.

     3.2   Virginia Racing Dates

     3.2.1. Virginia Thoroughbred Racing Dates. Colonial Downs shall apply to the Commission for thoroughbred racing in Virginia on such dates as the parties agree and days of the week as are designated by Manager (provided racing is scheduled for at least four days a week, with the possible exception of the first and last weeks of a meet), are consented to by Colonial Downs, which consent shall not be unreasonably withheld, delayed or conditioned, and are consistent with the thoroughbred racing dates to be sought in Maryland pursuant to Section 3.1.1 above. Colonial Downs shall not apply for any thoroughbred racing dates that would overlap with thoroughbred racing dates in Maryland without the prior written consent of Manager. If the Maryland Racing Commission refuses to permit the establishment of the Virginia-Maryland thoroughbred racing circuit, or if the Maryland Jockey Club is otherwise unable to continue the Virginia-Maryland thoroughbred racing circuit, each substantially in the manner contemplated in this Agreement and as heretofore conducted, subject to the rights of Colonial Downs under Section 8.1.5 below, Colonial Downs shall consult with the Maryland Jockey Club as to the thoroughbred race dates to be sought in Virginia and may, if reasonably necessary, apply for overlapping race dates.

     3.2.2. Virginia Standardbred Racing Dates. For 1999, Colonial Downs shall apply to the Commission for standardbred racing in Virginia on such dates and days of the week as it determines in its sole discretion. After 1999, Colonial Downs shall apply to the Commission for standardbred racing in Virginia on such dates and days of the week as are designated by Manager and are consented to by Colonial Downs, which consent shall not be unreasonably withheld, delayed or conditioned.

     3.3. Stabling of Horses. Colonial Downs shall, and Manager shall cause the Maryland Jockey Club to, cooperate with each other in keeping open the stable, dormitory and other backstretch areas of their respective racetracks during such times of the year as may be reasonably necessary or appropriate to help assure a sufficient quantity of horses for a Maryland-Virginia thoroughbred racing circuit. Such cooperation shall include but not be limited to keeping open the backstretch areas of the Racetrack for stabling and training of thoroughbred horses during times of the year when live standardbred racing is not being conducted there and, in the reasonable opinion of Manager, such action is necessary for the benefit of thoroughbred racing at the Racetrack; provided, however, in no event shall Colonial Downs be required hereunder to keep open its backstretch areas for periods more than thirty (30) days prior to its meets, during its meets and fourteen (14) days following its meets.

     3.4. Exchange of Simulcast Racing Programs. Colonial Downs shall, and Manager shall cause Maryland Jockey Club to, exchange simulcast racing programs on the following basis:

     3.4.1. During the period when there is no live thoroughbred racing at the Racetrack, Manager shall cause the Maryland Jockey Club to make its Maryland live thoroughbred race signals available to Colonial Downs and its network of OTB Facilities in Virginia for simulcast pari-mutuel wagering in Virginia.

     3.4.2. During the period when there is live thoroughbred racing at the Racetrack, Colonial Downs shall make its Virginia live thoroughbred race signals available to the Maryland Jockey Club and its Maryland off-track betting and intertrack facilities for simulcast pari-mutuel wagering in Maryland.

     3.4.3. No charge shall be imposed by the Maryland Jockey Club or Colonial Downs for the aforesaid exchange of simulcast signals. Each such entity shall, however, be responsible for all costs of receiving and distributing the simulcast signal of the other's races within its network (including without limitation the costs of downlinks, decoders and related equipment) and charges for long distance data and other telephone lines, totalizator and other services and equipment.

     3.4.4. To the extent that the percentage of Handle wagered in Virginia on Maryland races that is payable by the Maryland Jockey Club to Maryland horsemen and breeders is reduced below one and six-tenths percent (1.6%), one -half of the savings from such reduction shall be shared by Manager with Owner in the form of a reduction in the Management Fee due Manager under this Agreement.

     3.5. Approval of Contracts. Colonial Downs and Manager both desire to maximize the benefits of the two-state circuit for racing and wagering between Virginia and Maryland. Colonial Downs and Manager both recognize that such benefits might be maximized by Colonial Downs and Manager jointly bidding, negotiating and awarding for the Racetrack, Laurel Park and Pimlico Race Course, and the off-track betting facilities in Virginia and Maryland, various contracts for services purchased from independent contractors that are common to both Virginia and Maryland. Colonial Downs and Manager shall cooperate with each other and jointly bid such contracts if Colonial Downs and Manager each believes it is in their respective best interests to do so and neither party shall be liable to the other for its decision not to agree to jointly bid such contracts. Any contract resulting from such joint bid shall be subject to Colonial Downs' review and approval, which approval shall not be unreasonably withheld, delayed or conditioned, and shall be granted promptly. Additionally, Owner shall have the right to approve contracts that require the annual expenditure by Owner of more than $25,000 in any twelve month period, which approvals shall not be unreasonably withheld, delayed or conditioned, and shall be granted promptly. With respect to such latter contracts, Manager shall reasonably attempt to obtain bids from at least two potential service providers, it being recognized, however, that it may not always be reasonably possible to obtain more than one bid. Colonial Downs generally will approve an agreement with the low bidder, provided that the quality of service among the bidders is comparable.

     3.6 Right of First Refusal for Certain Live Racing and Simulcast Service Contracts. The parties recognize that there are various simulcast and totalizator services related to wagering on live and simulcast races at the Racetrack and the OTB Facilities that are not required to be provided by Manager to Colonial Downs pursuant to this Agreement. These services include reconciliations, telephone lines for transmittal of data and voice communications, satellite downlinks, uplinks and decoders, signal fees, and other "hub" and totalizator services (collectively, "simulcast services"). If Colonial Downs desires to contract with a third party or parties for all or any portion of such simulcast services, it shall advise Manager and Manager shall have the right, but not the obligation, to submit a bid to Colonial Downs setting forth the terms and conditions under which Manager would provide such simulcast services to Colonial Downs, either alone or in conjunction with another party or parties (including but not limited to a totalizator contractor). Colonial Downs shall have the right to solicit bids from other parties for such simulcast services. Colonial Downs shall advise Manager if it has received a bid from a qualified third party or parties for such simulcast services that Colonial Downs is prepared to accept and shall provide Manager a true and complete copy of such bid. Manager shall have the right, within three
(3) business days after receipt of such copy, or such longer period as the parties may agree, to elect to match all of the terms and provisions of such bid and to be awarded the contract therefor either alone or in conjunction with another party (including but not limited to a totalizator contractor). Recognizing that different equipment manufacturers generally utilize different equipment, Manager's aforesaid election to match another bid may include use of equipment that is substantially equivalent, rather than identical, to equipment that is contained in the bid being matched. If Manager does not make such election to match or Manager's bid does not match, in Colonial Downs' reasonable judgment, the bid presented, Colonial Downs shall be free to award such contract to such third party on the aforesaid terms and provisions.

     3.7 Liaisons. Owner and Manager shall each appoint one liaison. The initial liaison for Owner shall be Jeffrey P. Jacobs. The initial liaison for Manager shall be Joseph A. De Francis. The alternate liaison for Owner shall be Ian M. Stewart. The alternate liaison for Manager shall be John Mooney.
The liaisons or the alternate liaisons shall meet at least monthly in person or telephonically to report on the status of operations and the matters for which each party is responsible under this Agreement and to address any disputes or concerns arising from the performance of each party's obligations under this Agreement. To the extent a question or dispute arises as to the scope of Manager's authority that is not specifically addressed in this Agreement, the liaisons or alternate liaisons shall attempt to resolve such question or dispute prior to referring the matter to mediation as provided in Section 9.8 below.

     3.8 Cooperation. The parties shall cooperate to enhance the public perception of Colonial Downs and operations of the Racetrack and OTB Facilities, and the parties shall use their reasonable best efforts to promote the public image of each other.

     3.9 Consent or Approval. Wherever this Agreement requires the consent or approval of Colonial Downs or Manager, such consent or approval shall not be unreasonably withheld, delayed or conditioned unless otherwise specifically provided in this Agreement.

                                   SECTION 4
                             COMPENSATION OF MANAGER

     4.1 Management Fee. As compensation for the management and consulting services under this Agreement, and regardless of the number of live racing days at the Racetrack in any given year, Owner shall pay Manager an annual fee (the "Management Fee") as follows:

     4.1.1. Southern Virginia. For the Racetrack and all OTB Facilities not located in the Virginia counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church and Alexandria, Owner shall pay Manager a Management Fee equal to one percent (1%) of the first $75 million of the aggregate of the gross amounts wagered ("Handle") in any calendar year in the Commonwealth of Virginia, whether at the Racetrack, at the OTB Facilities or in any other form (including but not limited to account, telephone and home wagering) on all races run live in Virginia, or received by simulcast in Virginia, excluding only (1) Handle generated at racetracks, offtrack betting facilities or in any other form licensed to persons or entities other than Colonial Downs and in which Colonial Downs or any of its affiliates has no ownership, financial or other interest, and (2) Handle generated at any racetrack in addition to the Racetrack licensed by the Commission to persons or entities other than Colonial Downs (as well as at off-track betting facilities licensed to such other racetrack licensee or licensees) in which an affiliate of Colonial Downs has a passive, non-controlling interest so long as such interest was not designed or intended to circumvent this Agreement. (Handle, subject to the foregoing exclusions, is referred to herein as "Adjusted Handle.") Additionally, Owner shall pay Manager an annual Management Fee equal to two percent (2%) of all Adjusted Handle in excess of $75 million per calendar year.

     4.1.2. Northern Virginia - Outer Loop. For all OTB Facilities located in the Virginia counties of Loudoun and Prince William and the Virginia cities of Manassas and Manassas Park, Owners shall pay Manager an annual Management Fee equal to two percent (2%) of all Adjusted Handle generated at such OTB Facilities for such calendar year.

     4.1.3. Northern Virginia - Inner Loop. For all OTB Facilities located in the Virginia counties of Fairfax and Arlington and the Virginia cities of Fairfax City, Falls Church and Alexandria, Owner shall pay Manager an annual Management Fee equal to three and one-quarter percent (3 1/4%) of all Adjusted Handle generated at such OTB Facilities for such calendar year.

     4.1.4. Possible Reduction in Management Fee and Performance Fee. The Management Fee payable by Owner to Manager shall be reduced by one-half in the event that, before they are authorized and conducted in Virginia, expanded non-pari-mutuel gaming activities are authorized and conducted in Maryland at Laurel or Pimlico or offtrack wagering facilities controlled or managed by the Maryland Jockey Club with contributions from such activities made to thoroughbred purses. Additionally, the Operating EBITDA (as defined herein) used to calculate the Performance Fee (as defined herein) shall be calculated as if only one-half of the actual reduction in the Management Fee had occurred. The aforesaid reduction shall terminate and the Management Fee shall revert to the Management Fee provided in Sections 4.1.1, 4.1.2, and 4.1.3 above at such time as expanded non-pari-mutuel gaming activities comparable to those in Maryland are authorized and conducted in Virginia.

     4.2. Payment of Management Fee. For the first six (6) months of 1999, Owner shall pay the Management Fee monthly on or before the twenty-first (21st) day of each month based on the Adjusted Handle report generated by the totalizator system for the immediately preceding month. Thereafter, Owner shall pay the Management Fee monthly on or before the seventh (7th) day of each month based on the Adjusted Handle report generated by the totalizator system for the immediately preceding month. After the audited financial statements of Owner are completed for a fiscal year, Manager shall receive from or reimburse Owner, or Owner shall have the right to offset against future payments to Manager, any amount necessary for Manager to have received the correct Management Fee for such fiscal year.

     4.3. Performance Fee. In addition to the Management Fee, Owner shall pay to Manager each year a fee (the "Performance Fee") based on Colonial Downs' consolidated earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the immediately preceding year determined by Colonial Downs' independent auditors in accordance with generally accepted accounting practices and principles consistently applied, adjusted by (a) deducting any revenues and expenses excluded pursuant to Section 9.12 below and (b) adding back (i) corporate overhead expenses of Holdings that are deducted in calculating EBITDA, (ii) the amount of any Performance Fee that is deducted in calculating EBITDA, (iii) write-offs of accounts receivable related to activities prior to July 1, 1999, and (iv) expenses related to operations prior to January 1, 1999 that were not accrued in a prior year (as adjusted, "Operating EBITDA"), as set forth below. It is the express intent of the parties that, in the calculation of Operating EBITDA, Colonial Downs shall not directly or indirectly shift any items of income or expense from one fiscal year to another for the purpose of affecting adversely, even if otherwise permitted by generally accepted accounting principles, payment of the Performance Fee. The calculation of the Performance Fee shall be provided to Manager in detail and shall be accompanied by an "Agreed Upon Procedures Report" issued by Colonial Downs' independent auditors confirming that the calculation was made in accordance with the foregoing.

     4.3.1. 1999. No Performance Fee shall be due for 1999 unless Operating EBITDA exceeds $6.5 million. Owner shall pay Manager an annual Performance Fee equal to twenty percent (20%) of Operating EBITDA in excess of $6.5 million up to $8.5 million and forty percent (40%) of Operating EBITDA in excess of $8.5 million.

     4.3.2. After 1999. Each year after 1999, no Performance Fee shall be due for any year unless Operating EBITDA exceeds $5.5 million for such year. Owner shall pay Manager an annual Performance Fee equal to forty percent (40%) of Operating EBITDA in excess of $5.5 million for such year.

     4.3.3. Calculation of and Adjustments to Operating EBITDA. Operating EBITDA shall be calculated each year by Colonial Downs. Additionally, the Operating EBITDA thresholds set forth in Sections 4.3.1 and 4.3.2 above shall be adjusted to reflect a ten percent (10%) per annum rate of return on additional capital investments or up to ten percent (10%) on debt incurred by Colonial Downs' investors necessary (i) to develop and/or construct OTB Facilities in Northern Virginia or (ii) after 1999, to make capital improvements in excess of $500,000 per year at the Racetrack and the OTB Facilities, which improvements have been agreed to by Manager. The Management Fee and Performance Fee shall have priority in payment to (i) Holdings' corporate overhead expenses deducted in calculating EBITDA to the extent such expenses exceed $1.7 million per year and (ii) any salaries or management or other fees (including credit enhancement fees) paid by Colonial Downs to Owner, Operator, or Holdings or to any of their affiliates, except for such salaries and fees that are included in the $1.7 million of Holdings' corporate overhead expenses set out in Schedule III of this Agreement. The 1999 Annual Operating Budget that will be set forth on Schedule III to this Agreement pursuant to
Section 6.2.3 below shall contain a schedule detailing the $1.7 million in Holdings' corporate overhead expenses that are to be deducted in calculating EBITDA. None of such amounts shall be treated as or become other operating expenses of Colonial Downs. In addition, any salaries or management or other fees that are deducted in calculating EBITDA and are paid by Owner to Operator or Holdings or to any of their affiliates shall be included in Holdings' corporate overhead expenses for purposes of calculating Operating EBITDA.

     4.3.4. Payment of Performance Fee. The Performance Fee shall be paid no later than April 15 of the year following the year for which such fee is determined (e.g., any such fee for 1999 is payable by April 15, 2000).

     4.3.5. Termination of Performance Fee. In the event that after 1999 Manager fails to achieve Operating EBITDA on a two-year running average, not including any portion of 1999 or previous years, of the sum of (i) $900,000.00 and (ii) one-half of the savings achieved from negotiations with the Virginia horsemen for 1999, then Manager's authority shall revert to that provided in Sections 2.1.1, 2.1.2, and 2.3 above and no Performance Fee shall be paid, unless such failure was due to circumstances beyond the reasonable control of Manager.

     4.4. Payment of Expenses. All of the expenses of the development, construction, operation, maintenance and repair of the Racetrack and the OTB Facilities, including without limitation all costs and expenses of the live meets and the OTB Facilities, whether contracted for by Colonial Downs or Manager (in accordance with the terms of this Agreement), shall be borne and paid for timely by Owner. Such costs and expenses shall include all direct and indirect costs and expenses, other than the expenses of the Thoroughbred Racing Staff and general overhead of the Maryland Jockey Club, incurred by Manager in performing services under and in accordance with this Agreement. In the event Manager pays any such expenses on behalf of Colonial Downs, it shall be reimbursed therefor promptly by Owner, provided that such expenses are contained in the Annual Operating Budget or Annual Capital Budget approved by Owner under Sections 6.2.3 and 6.2.4 below, or constitute emergency expenditures under Section 2.7.3 above. Expenses of the Thoroughbred Racing Staff and general overhead of the Maryland Jockey Club shall be borne by Manager.

     4.5. Authorization of Additional Forms of Gaming in Virginia. In the event there is authorized in Virginia at any time during the Term of this Agreement any additional form of gaming permitted at or in connection with the Racetracks and/or any of the OTB Facilities other than pari-mutuel wagering on live or simulcast horse racing, Colonial Downs and Manager shall negotiate in good faith with each other as to the appropriate sharing by them of the benefits thereof. The foregoing shall not, however, preclude any person owning an interest in any of the parties to this Agreement or in the respective parents of the parties from participating in any such additional form of gaming other than at or in connection with the Racetrack and/or any of the OTB Facilities.

     4.6.   Management Fees through December 31, 1998.  Owner shall pay
Manager $1,450,000.00 in lieu of all past due Management Fees owed by Owner to Manager through December 31, 1998. Such amount shall be evidenced by a promissory note, maturing December 31, 2005, bearing interest at the rate of seven and three-quarters percent (73/4%) per annum, payable quarterly.
Interest only shall be payable quarterly for the first two years and principal shall be amortized and paid together with interest in quarterly installments over the remaining five-year term of the note. All payments shall be made on or before the fifth day of the month following the end of the calendar quarter.

     4.7. Late Charge. Any payment due from Colonial Downs under this Agreement that is not paid in full within five (5) days after it is due shall bear interest at the prime rate then in effect, as published in the Wall Street Journal, plus four percent (4%) per annum.

                                     SECTION 5
                                 TERM OF AGREEMENT

     5.1. Term. The 1996 Agreement shall continue in effect from April 22, 1996 to the date of this Agreement. The term of this Agreement (the "Term") shall commence and be effective as of the date hereof and shall continue in effect for as long as Colonial Downs (or any successors or transferees, as provided in Sections 5.2 and 5.3 below) owns, controls or operates, directly or indirectly, any of the Licenses and/or the OTB Licenses, unless terminated earlier in accordance with this Agreement; provided, however, that in no event shall the term of this Agreement continue beyond April 21, 2046; and provided further, that Manager's authority and obligations, other than as specified in Sections 2.1.1, 2.1.2, and 2.3 above, shall not commence until July 1, 1999.

     5.2. Sale, Merger, Lease, or Other Transfer. In the event of any sale of all or substantially all of the assets of Owner, Operator, or Holdings
(or of any successor or successors), or any merger or other business combination of Owner, Operator, or Holdings (or of any successor or successors) with any other entity, or any lease, license, or other agreement with respect to the Racetrack for use of the Racetrack as a horse racetrack this Agreement shall continue in full force and effect. Owner, Operator, and Holdings (or any successor or successors) shall, as a condition of such transaction, require the buyer or other acquirer, transferee, or lessee to be bound by this Agreement as fully as if named herein.

     5.3. Sale or Transfer of Licenses. In the event of any sale or other transfer of any of the Licenses or the OTB Licenses, this Agreement shall also continue in full force and effect. Colonial Downs (or any successor or successors) shall, as a condition of such transaction, require the buyer or other transferee to be bound by this Agreement as fully as if named herein.

     5.4.   Loss of Licenses.

     5.4.1. Abandonment of Licenses. Notwithstanding anything to the contrary contained in this Agreement, Colonial Downs may suspend live racing at the Racetrack indefinitely in order to ensure the long term viability of horse racing in Virginia at the Racetrack. However, if Colonial Downs both (i) notifies Manager in writing of its intent to abandon any of the Licenses or all of the OTB Licenses and (ii) thereafter does not seek the award of racing days from the Virginia Racing Commission for the year following such notice, then Colonial Downs shall, if Manager so requests, assign and transfer such license or licenses to Manager without recourse. Colonial Downs and Manager shall execute and deliver to each other all documents as may be reasonably necessary to assign and transfer such licenses, but no other Colonial Downs assets, rights, or obligations. Such assignment or transfer shall be subject to such approval of the Commission as may be necessary. Upon such transfer, this Agreement shall automatically terminate and be of no further force or effect and neither Colonial Downs nor Manager shall have any further rights or obligations hereunder, except for any obligations incurred prior to such termination.

     5.4.2. Revocation of Licenses. In the event the award of any of the Licenses or OTB Licenses is revoked or otherwise nullified by the Commission or a court of competent jurisdiction, Manager shall have the right to apply for any such license in its own name and in its own behalf without any obligation or liability to Colonial Downs hereunder. Provided, however, that in the event Manager makes such application as aforesaid, Colonial Downs shall not oppose such application or support another application. If Manager's application is granted, this Agreement shall automatically terminate and be of no further force and effect and neither Colonial Downs nor Manager shall have any further rights or obligations hereunder, except for any obligation incurred prior to such termination.

     5.5. Option to Buy-Out Term. Not withstanding any other provision of this Agreement, Colonial Downs shall have the right, at any time after April 21, 2024 to buy out Manager's entire interest under this Agreement for the then remaining term. Colonial Downs shall give Manager written notice of the exercise of such right and the closing of the purchase and sale shall take place at the principal office of Manager not later than sixty (60) days after the giving of notice. The purchase price shall be an amount equal to the product of seventeen (17) times the average gross amount paid and/or payable to Manager as its Management Fee and Performance Fee during the three (3) full calendar years immediately preceding the date of closing. At the closing, (i) the purchase price shall be paid in full by Colonial Downs to Manager in immediately available funds, without offset; (ii) the parties shall execute and deliver general mutual releases excluding therefrom only any specifically alleged claims theretofore properly asserted and submitted under this Agreement; and (iii) the parties shall execute and deliver such additional documents and instruments as may be reasonably necessary to effectuate the purchase by Colonial Downs and sale by Manager.

     5.6.   Right of First Refusal upon Change in Control of Colonial Downs.

     5.6.1. Transfer of Equity Interest. Owner, Operator, Holdings, CD Entertainment, Ltd., ("Entertainment") and all their affiliates and successors (all of the foregoing individually and collectively, "Offeror") shall not close a Control Transaction except as permitted by this Section 5.6. Holdings shall cause Entertainment and all affiliates of Offeror to be bound by this Section 5.6.

     5.6.2.   Right of First Refusal.  Subject to this Section 5.6.2,
Offeror may enter into a written contract, including a letter of intent, to consummate a Control Transaction (a "Written Control Transaction Agreement") at any time, provided that such Written Control Transaction Agreement expressly includes a provision that it is subject and subordinate to this Section 5.6.2 for a period equal to 30 days (the "Applicable Period").

     a. Subject to Section 5.6.4 below, all Control Transactions shall be subject to Manager's right of first refusal.

     b. Upon execution of any Written Control Transaction Agreement, the parties desiring to consummate such Control Transaction shall first submit to Manager a complete copy of the Written Control Transaction Agreement, together with reasonably satisfactory evidence of the would-be purchaser's financial ability to close. For the Applicable Period, Manager shall have the first right of refusal to contract to acquire all, but not less than all, of the Equity Interest specified in the Written Control Transaction Agreement at the same price and terms set forth in the Written Control Transaction Agreement; provided, however, that Manager shall not be required to close prior to the later of the date provided for under the Written Control Transaction Agreement or the expiration of 120 days after Manager's exercise of the right of first refusal.

     c. If Manager exercises the right of first refusal within the Applicable Period, Manager shall notify Offeror in writing and shall post a deposit equal to the lesser of the deposit provided for under the Written Control Transaction Agreement or 10% of the purchase price specified in the Written Control Transaction Agreement. If Manager exercises this right, Manager shall purchase and the selling party shall sell the Equity Interest upon the terms specified in the Written Control Transaction Agreement. If the proposed Control Transaction is not a sale for cash consideration, then, for purposes of the right of first refusal, the purchase price shall be the fair market value of the consideration as determined by an independent reputable appraiser.

     d. If within the Applicable Period, Manager (i) fails to act, (ii) elects not to exercise its right, or (iii) exercises its right of first refusal, but is unable to close within the time period specified in subsection
(b) above, Offeror may close upon the Control Transaction for the sale of the Equity Interest on terms no more materially favorable than those provided in the Written Control Transaction Agreement within 180 days after expiration of the Applicable Period. In the event Manager is unable to close, all but $500,000.00 of the deposit referred to in subsection (c) above shall be refunded promptly and Manager shall have no other liability to Offeror for failure to close.

     5.6.3.   Definitions.  As used in this Section 5.6:

     "Affiliate" means any person, entity or organization directly or indirectly controlling, controlled by or under common control with one of the parties hereto or an affiliate of such party.

     "Control Transaction" means a single transaction or series of related transactions resulting, or which if consummated would result, in (i) Entertainment and its successors and affiliates owning less than twenty percent (20%) of the outstanding Class A capital stock of Holdings or less than fifty percent (50%) of the outstanding Class B capital stock, (ii) the transfer of the general partnership interest or more than fifty percent (50%) of the limited partnership interests of Owner, or (iii) the transfer of more than fifty percent (50%) of the outstanding capital stock or voting control of Operator.

     "Equity Interest" means any equity ownership interest in Owner, Operator, Holdings, or Entertainment, including any option, warrant, or other right with respect to such interest.

     5.6.4. No Rights. Notwithstanding the provisions of Section 5.6.2 above, Manager shall have no rights of first refusal with respect to (i) a hostile tender offer for the outstanding capital stock of Holdings, (ii) the issuance of additional shares of Holdings through an underwritten public offering or otherwise, for the purposes of raising additional equity to expand the operations of Holdings, that results in the dilution of Entertainment's and its successors' and affiliates' percentage ownership of Holdings to below twenty percent (20%) of the outstanding Class A capital stock or below fifty percent (50%) of the outstanding Class B capital stock, or (iii) a transaction between Entertainment and/or its successors or affiliates and an entity in which
(a) Jeffrey P. Jacobs and/or members of his family control at least twenty percent (20%) of the votes of the issued and outstanding stock, or (b) Jeffrey
P. Jacobs controls and is the Chairman, Chief Executive Officer or President of a publicly traded company; provided that, it is the intention of the parties that this provision allows Entertainment and its successors and affiliates to enter into business combinations with entities controlled by Jeffrey P. Jacobs and/or members of his family and not to facilitate the transfer of an Equity Interest to a third party.

                                  SECTION 6
                      BOOKS, RECORDS, ACCOUNTING, AND REPORTS

     6.1. Records and Accounting. Colonial Downs shall keep or cause to be kept appropriate books and records with respect to the business of Owner and Holdings, including both the Racetrack and the OTB Facilities, which shall at all times be kept at the principal office of Owner in Virginia. Such books shall be maintained for financial reporting purposes on the accrual basis, in accordance with generally accepted accounting principles and applicable law, including but not limited to the rules and regulations of the Commission. Manager shall provide Colonial Downs, on a timely basis, with such information as it has and Colonial Downs needs to maintain such books and records with respect to the Racetrack and OTB Facilities.

     6.2.   Reports and Budgets.

     6.2.1. Annual Statements. As soon as reasonably practicable after the end of each fiscal year, but not later than (90) days after the end of the fiscal year, Colonial Downs shall deliver to Manager reports containing audited financial statements for Colonial Downs on a consolidated basis for such fiscal year, presented on the accrual basis, including a balance sheet and statements of income and cash flows, and shall disclose in detail (i) the overhead and other expenses of Holdings that were deducted in determining that income and
(ii) the calculation of EBITDA and Operating EBITDA. The financial statements shall be audited by a recognized national or regional firm of certified public accountants selected by Colonial Downs.

     6.2.2. Monthly and Quarterly Statements. Colonial Downs shall deliver to Manager unaudited statements prepared in a similar format to the annual statements of Colonial Downs on a consolidated basis, as follows: (1) monthly statements within twenty (20) days after the end of each month, or such shorter period in which such statements are provided to lenders; and (2) quarterly statements within forty-five (45) days after the end of each fiscal quarter, or such shorter period in which such statements are provided to lenders. Such reports shall include detailed information regarding Handle at the Racetrack and OTB Facilities separately for each location and a comparison of results of operations with the budget for that period.

     6.2.3. Annual Operating Budget. Manager and Colonial Downs shall agree upon an Annual Operating Budget for calendar year 1999, which also is Colonial Downs' fiscal year, on or before February 28, 1999. In the event that Manager and Colonial Downs are unable to agree on such Annual Operating Budget, (i) the parties shall submit their dispute to the Honorable John H. Shenefield for mediation, and (ii) in the event such mediation does not produce agreement on an Annual Operating Budget for 1999, then either party may terminate this Agreement until such time as the parties agree upon an Annual Operating Budget for 1999 and the 1996 Agreement shall be in full force and effect upon such termination. Once Colonial Downs and Manager have agreed to the Annual Operating Budget for 1999, such budget shall be attached hereto as Schedule
III. For each year after 1999, Owner shall notify Manager not later than ninety
(90) days prior to the commencement of each fiscal year of the amount of the funds Owner will make available such fiscal year for the promotion, marketing and advertising of the Racetrack and the OTB Facilities. Such amount shall be reasonably adequate to promote and market live racing at the Racetrack and simulcast racing at the Racetrack and the OTB Facilities, consistent with normal industry standards. Thereafter, Manager shall provide Colonial Downs not later than sixty (60) days before commencement of each fiscal year a budget in reasonable detail as to all income and expenses for the operation of the Racetrack and OTB Facilities (the "Annual Operating Budget "). Colonial Downs shall within thirty (30) days thereafter approve or disapprove such proposed Annual Operating Budget. If Colonial Downs shall disapprove the proposed Annual Operating Budget, it shall advise Manager of its concerns. Colonial Downs and Manager shall cooperate with each other and resolve in good faith any disagreements in the proposed Annual Operating Budget prepared by Manager; provided, however, that if a budget for a fiscal year has not been agreed upon by December 15th of the prior year, the Annual Operating Budget then in effect shall remain in effect for the following fiscal year.

     6.2.4. Annual Capital Budget. Each year, as set forth below, Owner shall determine the amount of capital expenditures to be made by Owner at the Racetrack and/or the OTB Facilities, which amount shall not be less than $500,000.00 for any year, and the allocation of such amount shall be determined as set forth below (the "Annual Capital Budget"). Manager and Colonial Downs shall agree upon an Annual Capital Budget for 1999 on or before February 28, 1999. In the event that Manager and Colonial Downs are unable to agree on such Annual Capital Budget, the parties shall submit their dispute to the Honorable John H. Shenefield for mediation. Once the parties have agreed upon the Annual Capital Budget for 1999, that budget shall be attached hereto as Schedule IV. Hereafter, Colonial Downs shall advise Manager in writing on or before November 15th of each year of the amount of capital expenditures to be made at the Racetrack and/or OTB Facilities for the following year. On or before December 15th of each year, Manager may recommend which capital improvements should be made to the Racetrack and/or the OTB Facilities within the capital expenditures budget provided by Colonial Downs. Colonial Downs shall be under no obligation to make all or any of the capital improvements recommended by Manager unless
(1) Colonial Downs determines, in its sole and absolute discretion, that such capital improvements are necessary or desirable; or (2) such improvements are necessary for the health or safety of persons or animals. In the event that Colonial Downs and Manager are unable to agree on capital improvements to be made for a given year within the Annual Capital Budget, Colonial Downs and Manager shall jointly request that the Chair of the Commission determine privately which capital improvements should be made that year to the Racetrack and/or OTB Facilities.

     6.2.5. Other Information. Colonial Downs may release information concerning the operations of the Racetrack and the OTB Facilities to the Commission and to any financial institution or other person that has loaned or may loan funds to Owner. Colonial Downs may also release such information to any other person for reasons reasonably related to the business and operations of the Racetrack and the OTB Facilities, as determined by Colonial Downs, in its sole discretion, or as required by law or regulation of the Commission or by any other regulatory body. The Maryland Jockey Club may release such information concerning the Racetrack, the OTB Facilities, and the race meets to the Maryland Racing Commission, the Maryland horsemen's and breeders' associations and its owners and lenders, and, with Owner's prior consent which shall not be unreasonably withheld, delayed or conditioned, to any other person for any reasonable purpose.

     6.3. Right of Inspection and Review. During the Term of this Agreement and in the course of performing its obligations hereunder, Manager, its representatives, accountants, attorneys and agents shall have the absolute right to enter upon any part of the Racetrack and the OTB Facilities at all reasonable times for any reasonable purpose and with reasonable notice, including but not limited to examining or inspecting Colonial Downs' books and records relating to the Racetrack or the OTB Facilities.

     6.4. Accounts. All monies collected or received by Manager with respect to the Racetrack and OTB Facilities shall promptly be deposited into one or more separate bank accounts specified by Owner in the name of Owner, which accounts shall be used solely for funds of the Racetrack and the OTB Facilities, and such monies shall not be commingled with Manager's other funds. Owner shall be responsible for issuing checks drawn on its accounts in response, timely and reasonably promptly, to purchase orders or invoices submitted by Manager consistent with the Annual Operating Budget and/or Annual Capital Budget.

                                   SECTION 7
                  GENERAL COVENANTS OF COLONIAL DOWNS AND MANAGER

     7.1 Insurance. Owner shall at all times maintain in full force and effect, at its sole cost and expense, all insurance customarily maintained by first-class horse racetracks, including but not limited to liability, property, automobile and other vehicle, crime, and workers' compensation insurance, with limits, coverages, deductibles, policies and carriers reasonably acceptable to Owner and Manager. Owner shall provide Manager annually with certificates of insurance and copies of all such insurance policies evidencing the required coverages and providing for Manager to be sent all notices of cancellation.
The following provisions shall be applicable to such insurance:

     7.1.1. Liability Insurance. Manager shall be an additional named insured on all liability insurance carried by or on behalf of Owner and such insurance shall contain cross-liability and severability of interests provisions. Such policy or policies shall include a waiver of the insurer's rights, if any, of subrogation against Manager.

     7.1.2. Property Insurance. Manager shall be an additional named insured on all property insurance carried in relation to physical loss of or damage to property of Owner, or of Manager, as Manager's interests may appear, including but not limited to fire and extended coverage insurance, all-risk insurance and loss of use insurance. Such insurance shall include the property of Manager, if any, used in connection with performance of its duties hereunder (provided that Manager gives timely notice to the carrier of its acquisition of such property and the full value thereof) and shall include a waiver of the insurer's right of subrogation against any named insured.

     7.2.   Exculpation.

     7.2.1. Manager shall perform its duties under this Agreement with ordinary prudence and in a manner consistent with normal business practices in the horse racetrack business. Manager shall have no liability whatsoever to Owner, Operator or Holdings, or any limited partner, stockholder or other owner of any such entity, for any loss caused by any act of Manager or by the failure of Manager to do any act, notwithstanding the fact that the loss arises out of the negligence or a mistake in judgment of Manager, provided that Manager, acting in good faith, reasonably believed that the action or lack of action giving rise to the loss was in the best interests of Owner, Operator or Holdings, as the case may be. Such exculpation from liability shall not, however, apply to any loss which arises out of or involves the gross negligence, willful misconduct or bad faith of Manager, or results from willful violation by Manager of a material provision of this Agreement. As used in Sections 7.1, 7.2 and 7.3 herein, "Manager" shall include that entity and its affiliates, including but not limited to Laurel Racing Association Limited Partnership and The Maryland Jockey Club of Baltimore City, Inc., and its and their respective stockholders, partners, officers, directors and employees.

     7.2.2. Notwithstanding any other provision of this Agreement, Colonial Downs shall be solely responsible for, and Manager shall have no responsibility for, Colonial Downs entering into any agreement not recommended by or opposed by Manager, and Manager shall not be considered to be in breach of this Agreement or otherwise prejudiced by failing to provide or perform any management or consulting service which Colonial Downs has not asked Manager to provide or perform or as to which Colonial Downs has disregarded Manager's advice.

     7.3   Indemnity of Manager.

     7.3.1. Owner shall indemnify and save Manager completely harmless in respect of, and at Manager's request shall defend Manager and its stockholders, partners, directors, officers, agents and employees, against any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand whatsoever, including reasonable fees and expenses of counsel, brought by any person at law or in equity, arising in connection with the performance or failure of performance by Manager of any and all of its duties or obligations under this Agreement. The foregoing shall not be applicable if it is proven that Manager's gross negligence, willful misconduct, bad faith, or willful violation of a material provision of this Agreement resulted in the liability unless Manager's conduct was covered by Section 7.2.2 above.

     7.3.2. Colonial Downs shall indemnify and hold harmless Manager and its affiliates from and against any liability to any person under the securities laws of the United States and any state for any act or omission performed within the scope of Manager's obligations under this Agreement, absent Manager's gross negligence, fraud or willful misconduct. Such indemnity and hold harmless shall be made to the fullest extent allowed by applicable law and without any requirement for contribution by Manager or any of its affiliates and shall include but not be limited to reasonable attorney's fees and expenses incurred by Manager and/or its affiliates.

     7.3.3. This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination. In no event shall this indemnity apply to any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand which is insured for the full amount of such claim or which is caused by (1) the gross negligence, willful misconduct or bad faith of Manager or (2) any action taken by Manager in willful violation of a material provision of this Agreement.

     7.3.4. No person who shall be engaged as an independent contractor by Manager shall be considered an employee or agent for the purposes of Section 7.3.

     7.4   Indemnity of Colonial Downs.

     7.4.1. Manager shall indemnify and save Colonial Downs completely harmless in respect of, and at Colonial Downs' request shall defend Colonial Downs and its respective general partner, limited partners, stockholders, directors, agents and employees against any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand whatsoever, including reasonable fees and expenses of counsel, brought by any person at law or in equity, arising as a result of any action or decision by Manager taken or made or purportedly taken or made in violation of this Agreement, and if and only to the extent proven to have been caused by the gross negligence, willful misconduct or bad faith of Manager or willful violation by Manager of a material provision of this Agreement. The foregoing is subject to Section
7.4.2 below and Section 7.2.2 above.

     7.4.2. This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination. In no event shall the indemnity provided under section 7.4.1. apply to any action, cause of action, suit, debt, liability, cost, expense, penalty, claim or demand which is insured for the full amount of such claim or which is caused by (1) the gross negligence, willful misconduct or bad faith of Colonial Downs or (2) any action taken by Colonial Downs in willful violation of a material provision of this Agreement.

     7.5. No Other Agreements. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, subject to Section 9.14 below, supersedes all prior oral and written discussions and understandings. Acceptance of, or acquiescence in, a course of performance rendered under this Agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings or agreements have been made or relied upon in making of this Agreement other than those specifically set forth herein.

     7.6. Independent Activities. Notwithstanding the existence of this Agreement, Colonial Downs and Manager, and each of their respective affiliates (including but not limited to Raceway Park, Laurel Park and Pimlico Race Course and their respective stockholders, partners, directors, officers and employees) may engage in whatever activities each such party may choose without having or incurring any obligation to offer any interest in any such activities to the other party unless they relate to racing or off-track wagering in Virginia. Other than the operator's license it currently holds to operate the thoroughbred meets at the Racetrack or any license for which it may apply pursuant to Section 1.3.2 above, Manager, subject to the provisions of Sections 5.4.1 and 5.4.2 above, shall not apply for or otherwise obtain a license(s) to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track wagering facility in the Commonwealth of Virginia as long as this Agreement is in effect. This Agreement shall be applicable to all license(s) to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track wagering facility in Virginia sought by Colonial Downs, its subsidiaries or its affiliates controlling, controlled by or under common control with Colonial Downs as long as this Agreement is in effect. Colonial Downs shall not apply for or otherwise obtain a license(s) to own or operate a pari-mutuel horse racing facility or pari-mutuel horse racing off-track wagering facility in the State of Maryland as long as this Agreement is in effect. Except as set forth above, neither this Agreement nor any activity undertaken pursuant hereto shall prevent Colonial Downs and Manager, or their respective affiliates, from engaging in such activities, or require participation in such activities by the other party. As a material part of the consideration hereof, each party hereto hereby waives, relinquishes and enounces any such right of or claim to participation in any such activities.

                                  SECTION 8
                                 TERMINATION

     8.1. Termination by Owner. Notwithstanding any other provision of this Agreement, Owner shall have the right but not the obligation to terminate this Agreement on the occurrence of any of the following events:

     8.1.1. The filing against Manager of a petition in bankruptcy or other similar proceeding under law for relief of debtors, or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of Manager, and such petition or appointment is not vacated or discharged within one hundred twenty (120) calendar days after the filing or making thereof.

     8.1.2. Manager, without the knowledge of Owner, violates any material provision of any material federal, state or local law or regulation relating to the development, construction or operation of the Racetrack and/or the OTB Facilities and fails to cure (or diligently pursue the cure of) the violation within thirty (30) days following receipt of notice from the governmental agency of such violation.

     8.1.3. The licenses of Owner and/or Operator from the Commission to own and operate the Racetrack are permanently revoked, permanently withdrawn or otherwise no longer available to Owner or Operator for any reason.

     8.1.4. The license or other required approval of Manager or any of its affiliates from the Commission to manage the meets and/or the OTB Facilities, as provided in this Agreement, is permanently revoked, withdrawn or otherwise no longer permanently available for any reason and such revocation, withdrawal or other unavailability is upheld on appeal, or any applicable appeal time has expired without an appeal having been filed by Manager.

     8.1.5. Either the Commission or the Maryland Racing Commission refuses to authorize Colonial Downs and/or the Maryland Jockey Club to participate in the Virginia-Maryland thoroughbred racing circuit and/or requires Colonial Downs and/or the Maryland Jockey Club to conduct a thoroughbred meet on dates that substantially overlap with the thoroughbred meets of the other. Notwithstanding the foregoing, the parties recognize that there may be periods when either or both aforesaid racing commissions require Colonial Downs and/or the Maryland Jockey Club to conduct overlapping thoroughbred meets on a temporary basis which shall not constitute a basis for termination, it being the parties' intent that termination under this section be allowed only in the event that the ability of the parties to operate the Virginia-Maryland thoroughbred racing circuit is frustrated for other than a temporary period.

     8.2. Termination by Manager. Notwithstanding any other provision of this Agreement, Manager shall have the right but not the obligation to terminate this Agreement on the occurrence of any of the following events:

     8.2.1. The filing against Owner, Operator, and/or Holdings of a petition in bankruptcy or other similar proceeding under law for relief of debtors, or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of Owner, Operator, and/or Holdings, and such petition or appointment is not vacated or discharged within one hundred twenty
(120) calendar days after the filing or making thereof.

     8.2.2. Colonial Downs, without the knowledge of Manager, violates any material provision of any material federal, state or local law or regulation relating to the development, construction or operation of the Racetrack and/or any of the OTB Facilities and fails to cure (or diligently pursue the cure of) the violation within thirty (30) days following receipt of notice from the governmental agency of such violation.

     8.2.3.The Commission revokes, withdraws or suspends either of the Licenses and such action is upheld on final appeal or the time in which to file an appeal has expired without an appeal having been filed.

     8.3. Effect of Termination. Upon termination of this Agreement, Colonial Downs shall:

     8.3.1. Assume any contracts that may have been entered into by Manager in its own name relating to the development or operation of the Racetrack or the OTB Facilities if such contracts have been entered into in the ordinary and customary course of business and in accordance with the provisions of this Agreement and, to the extent required under this Agreement, indemnify Manager against any liability by reason of anything done or required to be done under any such contract by Manager after the effective date of such termination.

     8.3.2. Pay for and indemnify Manager against the cost of all services, materials and supplies, if any, that may have been ordered by Manager in the ordinary and normal course of business and either (1) with the knowledge and consent of Colonial Downs or (2) in accordance with a budget approved or established by Colonial Downs. Upon such termination, Manager shall execute and deliver to Colonial Downs such documents of transfer and assignment as may be required to vest in owner all of Manager's rights under any and all contracts required to be assumed by Colonial Downs under this Section 8.3.

     8.3.3. Pay Manager any unpaid portion of the Management Fee and Performance Fee.

                                  SECTION 9
                           MISCELLANEOUS PROVISIONS

     9.1. Notices. Any notices by either party to the other shall be in writing and shall be delivered personally or deposited in the U. S. mail by certified mail or sent via Federal Express or other overnight courier, return receipt requested, prepaid and addressed as follows and sent as well by facsimile transmission to the telefax number as follows:

                  To Colonial Downs:  Colonial Downs L.P
                                      P. O. Box 173
                                      New Kent, Virginia 23124
                                      Facsimile: 804-966-2086
                                      Telephone: 804-966-7223

                  With a copy to:     James L. Weinberg, Esq.
                                      Hirschler, Fleischer, Weinberg,
                                      Cox & Allen
                                      The Federal Reserve Bank Building
                                      701 East Byrd Street
                                      Richmond, Virginia 23219
                                      Facsimile: 804-644-0957
                                      Telephone: 804-771-9527

                                      To Manager:  The Maryland Jockey Club
                                      ATTN: Joseph A. De Francis
                                      Route 198 and Racetrack Road
                                      P. O. Box 130
                                      Laurel, MD  20725
                                      Facsimile: 410-792-4877
                                      Telephone:  301-725-4003

                                      With copies to:  Martin Jacobs, Esq.
                                      The Maryland Jockey Club
                                      Route 198 and Racetrack Road
                                      P. O. Box 130
                                      Laurel, MD  20725
                                      Facsimile: 410-792-4877
                                      Telephone: 301-725-1555

                                      William G. Thomas, Esq.
                                      Hazel & Thomas, P.C.
                                      P. O. Box 820
                                      Alexandria, VA  22313
                                      Facsimile: 703-836-8099
                                      Telephone: 703-836-8400

Any party may at any time change the address for notices to it by delivering or mailing, as aforesaid, a notice to the other party stating the change and setting forth the changed address. The effective date of any notice shall be the date it is personally delivered or three (3) days after it is deposited in the U.S. Mail in accordance with the provisions of this Section.

     9.2. No Partnership or Joint Venture. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Colonial Downs and Manager and, except as specifically set forth herein or otherwise agreed in writing, neither shall have the power or authority to bind or obligate the other.

     9.3. Modification and Changes. This Agreement may not be changed or modified except by another agreement in writing signed by the parties hereto.

     9.4. Headings. The Section numbers and headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

     9.5. Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

     9.6. Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia. Jurisdiction and venue over any dispute arising hereunder shall be deemed to be exclusively in Richmond, Virginia.

     9.7. Attorneys' Fees. Except as otherwise provided herein, in the event of any dispute arising out of or concerning the terms hereof, the prevailing party in such dispute shall be entitled to recover its reasonable attorneys' fees and other costs incurred in enforcing its rights hereunder.

     9.8. Mediation; Arbitration. In the event of any disputes or differences arising out of this Agreement, which the parties have been unable to resolve after reasonable efforts to do so, either party may refer the dispute or difference to a mediator mutually acceptable to the parties. In the event such mediation is unsuccessful, or the parties are unable to agree on a mediator, either party may refer the dispute or difference for final settlement to arbitration in accordance with the following procedures:

     9.8.1. By the Commission. The party so desiring to refer the matter shall request the Commission to arbitrate the dispute or difference by a panel comprised of either one (1) or three (3) of its members, as its Chairman shall designate, in accordance with such rules as the Chairman of the Commission determines, including, but not limited to, the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect on the date of this Agreement.

     9.8.2. By Another Arbitrator. If the Commission declines to arbitrate the dispute or difference, the arbitration shall be conducted by a single arbitrator designated by the Chairman of the Commission; and if the Chairman declines to designate an arbitrator, the arbitration shall be conducted by a single arbitrator selected by Colonial Downs and Manager in accordance with the aforesaid rules of the AAA.

    9.8.3. General. The arbitration shall take place in Richmond, Virginia, unless the parties otherwise mutually agree, and shall be governed by the substantive contract law of the Commonwealth of Virginia and the arbitration rules as determined pursuant to Section 9.8.1. The arbitration award shall be final, binding and conclusive on the parties, and not subject to any appeal.
No party nor the arbitrator may disclose the existence or results of any arbitration hereunder except as may be necessary in litigation to enforce the award or as may be required by the Commission. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial recognition of the award or any order of enforcement thereof, as the case may be. This Section 9.8 shall not be construed to limit the right of either party to apply to a court of competent jurisdiction for other equitable relief to preserve the status quo or prevent irreparable harm. Unless the arbitrator otherwise so determines and provides in the arbitration award, (1) costs of the arbitration incurred jointly by the parties (including hearing reporting fees, rental of a hearing room and all AAA fees, costs and services charges) and of the arbitrator shall be shared equally by the parties, except that hearing postponement or cancellation fees charges by AAA or the arbitrator shall be borne exclusively by the canceling or postponing party; and (2) each party shall bear its own costs and expenses incurred by that party in connection with arbitration, including without limitation each party's own travel expenses, hearing witness expenses and attorney's fees.

     9.9. Force Majeure. If at any time during the term hereof it becomes necessary in Colonial Downs' reasonable opinion to cease operation of the Racetrack or any portion thereof in order to protect the Racetrack and/or the health, safety, and welfare of the guests, invitees, and/or employees of the Racetrack for a period of time or permanently for reasons of force majeure such as, but not limited to, acts of war, insurrection, civil strife and commotion, serious labor unrest, inclement weather, or acts of God, then in such event Colonial Downs may close and cease operation of all or part of the Racetrack, reopening and commencing operation when Colonial Downs reasonably deems that such may be done without jeopardy to the Racetrack, its guests, invitees, and employees. Either Colonial Downs or Manager may terminate this Agreement upon thirty (30) days' written notice if the conditions that caused the interruption of business at the Racetrack have not ceased or improved sufficiently after the end of one hundred eighty (180) days to permit the operation of the Racetrack in accordance with the provisions of this Agreement. Provided, however, that this Agreement shall continue in full force and effect as to OTB facilities, if any, which continue to be licensed to Colonial Downs and continue to be operated. If within the next following period of one hundred eighty (180) days Owner reopens the Racetrack, Manager may by written notice to Owner reactivate this Agreement, whereupon it shall be in full force and effect as if not terminated.

     9.10. Limitation of Liability. Anything contained herein to the contrary notwithstanding, neither Colonial Downs nor any of its respective general partner, limited partners, stockholders, directors, officers, employees or agents shall be liable to Manager or to any of its affiliates or their respective general partner, limited partners, stockholders, directors, officers, employees and agents for (1) the failure of Colonial Downs to obtain or retain licenses for the Racetrack and for all or a portion of the permitted OTB Facilities or (2) the failure, for any reason, of Colonial Downs to raise the capital necessary to construct, or to construct, additional OTB facilities.

     9.11. Action of Operator and Holdings. Wherever in this Agreement and obligation is imposed on Owner, and it is within the power of Operator or Holdings to cause such obligation to be performed, then Holdings and/or Operator shall take such action.

     9.12. Separate Activities of Colonial Downs. All revenues generated and expenses incurred, directly or indirectly, by Colonial Downs (i) from the ownership, operation or use of the Racetrack, the current facilities at the Racetrack, or the current or future OTB Facilities, whether or not related to horse racing at the Racetrack, or (ii) in any other manner from the use by Colonial Downs of the Licenses or the OTB Licenses, shall be accounted for as revenues and expenses of Colonial Downs and shall be included in the calculation of Operating EBITDA pursuant to Section 4.3 above. All revenues generated and expenses incurred, directly or indirectly, by Colonial Downs from the ownership, operation, or use of facilities (i) located at the Racetrack or OTB Facilities in the future and requiring capital expenditures by Colonial Downs but not related to or adversely affecting the operations of the Racetrack or OTB Facilities or (ii) located somewhere other than at the Racetrack or OTB Facilities shall not be accounted for as revenues and expenses of Colonial Downs for purposes of calculating Operating EBITDA pursuant to
Section 4.3 above.

     9.13. Restructuring of Owner. If there is any restructuring of Colonial Downs after the date of this Agreement, the effect of which could be to divert revenues generated by the Racetrack or the OTB Facilities, or the Licenses or the OTB Licenses, which revenue is includable in the calculation of Operating EBITDA as provided in Section 9.12 above, to Operator, Holdings or any other person or entity, Operator, Holdings and such other person or entity shall be jointly and severally responsible with Owner for the obligations of Owner to Manager under this Agreement and such other person or entity shall become a party to this Agreement to reflect the aforesaid responsibility.

     9.14. Bankruptcy of Colonial Downs. Colonial Downs has indicated both publicly and to Manager on numerous occasions during 1998 that it is considering filing for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Nonetheless, Colonial Downs also has stated to and assured Manager that it intends in good faith to perform its duties and responsibilities fully under this Agreement, and that it does not intend to reject this Agreement in any such bankruptcy proceeding. As more fully set out in an Addendum to this Agreement, dated the same date as this Agreement, however, in the event that Colonial Downs files for protection under the U. S. Bankruptcy Code on or before January 1, 2001, at the election of Manager in its sole and absolute discretion, this amended and restated Management Agreement shall be of no further force or effect and the 1996 Agreement shall control as if not amended or restated. Until such time, this Agreement shall control as to all matters between the parties that are subject to this Agreement or the 1996 Agreement.

     9.15. Interpretation. Colonial Downs and Manager acknowledge and agree that this Agreement has been jointly prepared by the parties hereto and, in the event of any dispute among or between the parties, this Agreement or any provision hereof shall not be construed against any of the parties as the party drafting this Agreement or that provision.

     9.16. Submission to Commission. This Agreement shall not be effective until (i) a fully executed copy of this Agreement has been submitted to the Virginia Racing Commission and (ii) forty-five (45) days have passed since the date of that submission without the Virginia Racing Commission disapproving or formally voicing, in the form of a resolution, any objection to this Agreement.




                         [Balance of page intentionally blank.]


     IN WITNESS WHEREOF, each of the parties through its respective duly authorized representatives has executed and delivered this Agreement as of January 15, 1999.

                          COLONIAL DOWNS, L.P.

                          By:  Stansley Racing Corp., its general partner


                          By: /s/  Jeffrey P. Jacobs
                              ----------------------
                              Jeffrey P. Jacobs, CEO

                          STANSLEY RACING CORP.


                          By: /s/  Jeffrey P. Jacobs
                              ----------------------
                              Jeffrey P. Jacobs, CEO
CEO

                          COLONIAL DOWNS HOLDINGS, INC.


                          By: /s/  Jeffrey P. Jacobs
                              ----------------------
                              Jeffrey P. Jacobs, CEO


                          MARYLAND-VIRGINIA RACING CIRCUIT, INC.


                          By: /s/  Joseph A. DeFrancis
                              ------------------------
                              Joseph A. De Francis, President




                                ADDENDUM TO
                  AMENDED AND RESTATED MANAGEMENT AGREEMENT


     WHEREAS, the parties to this Addendum to Amended and Restated Management Agreement, Colonial Downs, L.P., Stansley Racing Corp., and Colonial Downs Holdings, Inc. (collectively, "Colonial Downs") and Maryland-Virginia Racing Circuit, Inc. ("Manager") were the parties to, or are successors to the parties to, a Management and Consulting Agreement dated April 22, 1996 (the "1996 Agreement"); and

     WHEREAS, the parties to this Addendum are parties to an Amended and Restated Management Agreement, dated January 15,
1999, into which this Addendum is incorporated; and

     WHEREAS, the parties to this Addendum intend that the defined terms in the Amended and Restated Management Agreement be incorporated in and apply in full to this Addendum; and

     WHEREAS, by a letter dated January 8, 1998, Colonial Downs submitted a written Demand for Arbitration to the Virginia Racing
Commission (the "Commission") for arbitration of certain differences between the parties hereto regarding the 1996 Agreement; and

     WHEREAS, the foregoing letter stated, in part, that "on multiple occasions over the last year and a half . . .," efforts were made to negotiate the differences between the parties regarding the 1996
Agreement; and

     WHEREAS, the Demand for Arbitration itself stated that the issues in dispute included, without limitation, impossibility of performance, rescission, modification and/or reformation of the 1996 Agreement; and

     WHEREAS, Colonial Downs' request for relief in the foregoing arbitration included, among other things, a reduction in the annual management fee payable to Manager, a retroactive adjustment to that fee to February 17, 1996, a resolution of an alleged dispute over the amount owed to Manager by Colonial Downs, or alternatively rescission of the agreement, a refund of sums paid by Colonial Downs to Manager, and a mandate that the parties enter into a new management agreement, plus attorneys' fees and "any other relief" that was deemed appropriate based upon the evidence presented; and

     WHEREAS, Manager filed a response to the arbitration claim denying Colonial Downs' entitlement to any relief and counterclaimed for $1,480,568 in past due management fees plus interest, $174,947 in reimbursable out-of-pocket expenses, and certain other damages, which counterclaim was contested by Colonial Downs; and

     WHEREAS, with the consent of Colonial Downs and Manager, the Honorable John H. Shenefield, a Washington, D.C. attorney who was the former Chairman of the Commission, was appointed as the arbitrator of the arbitration dispute; and

     WHEREAS, the parties thereafter again entered into negotiations and discussions and voluntarily consented to mediation in an effort to resolve their differences regarding the 1996 Agreement; and

     WHEREAS, Colonial Downs through its authorized representatives has stated on numerous occasions during the past year that one or more of the entities comprising it was considering seeking, and later that it would seek, bankruptcy protection under Chapter 11 of the United States Bankruptcy Code; and

     WHEREAS, Manager states that it never would agree to negotiate an Amended and Restated Management Agreement only to have that Amended and Restated Management Agreement rejected under 11
U.S.C.  365 in a bankruptcy proceeding; and

     WHEREAS, Colonial Downs has represented that it does not now intend to file for bankruptcy under circumstances as they exist as of the date hereof; and

     WHEREAS, Colonial Downs has represented that it expects, after the execution of the Amended and Restated Management Agreement, to generate revenues sufficient to pay its obligations under that Amended and Restated Management Agreement; and

     WHEREAS, Manager states that it would not make the significant concessions provided for in the Amended and Restated Management
Agreement only to thereafter have one or more of the entities comprising Colonial Downs breach and/or reject the Amended and Restated
Management Agreement in bankruptcy; and

     WHEREAS, the parties hereto wish to suspend the 1996
Agreement until January 1, 2001, but not now terminate the 1996
Agreement; and

     WHEREAS, in order to induce Manager to enter into the suspension of the 1996 Agreement and be bound by the Amended and Restated Management Agreement, the parties hereto wish to ensure thatby entering into the Amended and Restated Management Agreement, Manager will not lose or reduce its rights under the 1996 Agreement if the Amended and Restated Management Agreement is rejected in bankruptcy; and

     WHEREAS, the parties agree that the filing of bankruptcy and the rejection, breach or avoidance of the Amended and Restated
Management Agreement should and will, at the election of Manager in its sole and absolute discretion, vitiate the Amended and Restated
Management Agreement as provided below; and

     WHEREAS, the parties want to provide for the suspension and reinstatement of the 1996 Agreement and the potential voiding of the Amended and Restated Management Agreement as provided below should bankruptcy be filed by one or more of the entities comprising Colonial Downs and rejection of the Amended and Restated Management Agreement result; NOW THEREFORE, the parties hereto enter into this Addendum to Amended and Restated Management Agreement as follows:

     1. The foregoing recitals are hereby incorporated in the body of this Addendum.

     2.   This Addendum to Amended and Restated Management
Agreement is contingent upon and shall be valid if and only if:

     A.   One or more of the entities comprising Colonial
Downs does not file for bankruptcy relief prior to January 1, 2001; or

     B. If a bankruptcy is filed, such bankruptcy results in one or more of the entities comprising Colonial Downs successfully moving to accept the Amended and Restated Management Agreement under 11 U.S.C. 365.

     3. If one or more of the entities comprising Colonial Downs does not file for bankruptcy prior to January 1, 2001, the foregoing contingency shall be removed and the suspension of the 1996
Agreement shall terminate and the 1996 Agreement shall be of no further force or effect.

     4. If one or more of the entities comprising Colonial Downs does file for bankruptcy prior to January 1, 2001, and (i) the filing entity(ies) of Colonial Downs do not move within 60 days of such filing to accept, or following such motion do not diligently pursue acceptance of, the Amended and Restated Management Agreement under 11 U.S.C.
365; or (ii) such motion to accept is not approved by the United States Bankruptcy Court; or (iii) the filing entity(ies) of Colonial Downs attempt to promote or confirm a plan that purports to reject or modify the Amended and Restated Agreement, then in any of the above events, the Amended and Restated Agreement shall, at the election of Manager in its sole and absolute discretion after the occurrence of the events specified in paragraphs 4(i), (ii) or (iii) above, be null and void ab initio and the 1996 Agreement between the parties shall cease to be suspended and shall become the controlling agreement between the parties.

     5. During the time frame set forth in paragraphs 2, 3 and 4 above and under the conditions set forth therein, the 1996 Agreement shall be deemed suspended until January 1, 2001, and the parties shall be governed by, and shall perform their respective duties and responsibilities as provided in, the Amended and Restated Management Agreement. Should the contingencies set forth in paragraphs 2, 3 and/or
4 above not occur or be met, and Manager in its sole and absolute discretion so elects, then, in that event, all sums paid by Colonial Downs to Manager during the term of the suspension of the 1996 Agreement shall be applied to sums owed under the 1996 Agreement, said 1996
Agreement shall be considered to have been in full force and effect continuously as if the Amended and Restated Management Agreement was never made and entered into, and the Amended and Restated
Management Agreement shall be deemed null and void ab initio and of no legal effect. The 1996 Agreement shall cease to be suspended and shall be deemed terminated and of no force or effect as of the date hereof (i) if no Colonial Downs entity files for bankruptcy relief prior to January 1, 2001, or (ii) if one or more entities comprising Colonial Downs files for bankruptcy prior to January 1, 2001, and the Amended and Restated Management Agreement is successfully accepted and assumed pursuant to 11 U.S.C. 365.

     IN WITNESS WHEREOF, each of the parties through its respective duly authorized representatives has executed and delivered this Addendum to Amended and Restated Management Agreement effective as of January 15, 1999.


                                     COLONIAL DOWNS, L.P.

                                     By:  Stansley Racing Corp.,
                                          its general partner

                                     By:  /s/  Jeffrey P. Jacobs
                                          ----------------------
                                          Jeffrey P. Jacobs, CEO


                                     STANSLEY RACING CORP.


                                     By: /s/  Jeffrey P. Jacobs
                                         ----------------------
                                         Jeffrey P. Jacobs, CEO


                                     COLONIAL DOWNS HOLDINGS, INC.



                                     By: /s/  Jeffrey P. Jacobs
                                         ----------------------
                                         Jeffrey P. Jacobs, CEO


                                     MARYLAND-VIRGINIA RACING CIRCUIT, INC.



                                     By:  /s/  Joseph A. DeFrancis
                                          -------------------------
                                          Joseph A. DeFrancis, President